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DEDUCTION AMOUNT
WAIVER RIDER



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BENEFIT               If the Insured becomes totally disabled (as defined below)
                      then:

                      (a) if such disability began before the Policy Anniversary next following the Insured's 60th birthday, We will waive each Monthly Deduction Amount falling due during such total disability. If such total disability continues without interruption until the Policy Anniversary next following the Insured's 65th birthday, each Monthly Deduction Amount falling due thereafter will be waived even if the Insured recovers from total disability.
                      (b) if such disability began on or after the Policy Anniversary next following the Insured's 60th birthday, and before the Policy Anniversary next following the Insured's 65th birthday, We will waive each Monthly Deduction Amount falling due during such total disability and before the later of the Policy Anniversary next following the Insured's 65th birthday or two years after the date such disability began.

                      While Monthly Deduction Amounts are being waived, the payment of Scheduled Premiums will not be required.


DEDUCTION AMOUNT      Any Monthly Deduction Amount that becomes due before We
                      are notified In Writing of a claim is payable. When We receive proof satisfactory to Us that the Insured is totally disabled, We will credit any Monthly Deduction
                      Amount which became due after total disability began and within one year before We received notice of the claim to the Account Value.


 DEFINITION OF        Total disability means a disability which:
TOTAL DISABILITY
                      (a)  results from bodily injury or disease;
                      (b)  begins while this policy and this rider are in force;
                      (c)  has existed continuously for at least 6 months; and
                      (d)  prevents the Insured from engaging in an occupation.

                      During the first 24 months of disability, occupation means the Insured's regular occupation. Thereafter, occupation means that for which the Insured is reasonably fitted by:

                      (a)  education;
                      (b)  training; or
                      (c)  experience.

                      Total disability will be deemed to occur, even if the Insured engages in an occupation, upon the total and irrecoverable loss of:

                      (a)  the entire sight of both eyes; or
                      (b)  all use of both hands or of both feet; or
                      (c)  one hand and one foot.


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RISKS EXCLUDED        No Monthly Deduction Amount will be waived if disability
                      results, directly or indirectly, wholly or partly, from:

                      (a)  willfully and intentionally self-inflicted injury; or
                      (b) service in the armed forces of any country or international authority at war, whether such war is declared or undeclared; or
                      (c) sickness or disease which predated the application for this rider.


  NOTICE AND          Before We waive any Monthly Deduction Amount, We must:
PROOF OF CLAIM
                      (a)  be notified in Writing of the claim; and
                      (b)  receive proof satisfactory to Us that the Insured is
                           totally disabled.

                      Such notice and proof must be received:

                      (a) while the Insured is alive and remains totally disabled; and
                      (b)  not later than one year after this policy terminates.

                      An otherwise valid claim will not be denied if:

                      (a) You show that notice and proof were given to Us as soon as reasonably possible; and
                      (b) such notice was given to Us no later than one year after the Insured's recovery.

                      We may require proof of continuance of total disability at reasonable intervals during the two years following Our approval of a claim. Thereafter, We will not require such proof more often than once a year.

                      As part of any proof, We may require that the Insured be examined by a physician of Our choice.

                      If any required proof is not submitted, no further Monthly Deduction Amount will be waived. Any Monthly Deduction Amount due thereafter for this policy or this rider will be deducted from the Account Value.


 GENERAL              This rider is part of the policy to which it is attached.
PROVISIONS            Except where this rider provides otherwise, it is subject
                      to all conditions and limitations of such policy.

                      This rider is issued in consideration of the application (a copy of which is attached) and payment of the required cost of this rider as determined by the method shown on Page 4B, The Date of Issue of this rider is the same as that of the policy unless a different date is shown on Page 3. The Rider Date is the same as the Policy Date unless a different date is shown on Page 3.


INCONTESTABILITY      We cannot contest this rider after it has been in force
                      for 3 years from its Date of Issue:

                      (a) except for nonpayment of the required cost of this rider, and
                      (b) unless the death or total disability of the Insured occurred during such 3 year period.


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TERMINATION           To terminate this rider, notify Us In Writing.
                      Termination will occur on the Monthly Activity Date next following the date We receive the request. Otherwise, this rider will continue until the earliest of the following:

                      (a)  when this policy terminates; or
                      (b) on the Policy Anniversary next following the Insured's 65th birthday.

                      Termination of this rider will not affect an otherwise valid claim arising from total disability which began before such termination.

                      Signed for ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY


                        /s/ Bruce D. Gardner            /s/ Lowndes A. Smith

                     Bruce D. Gardner, SECRETARY     Lowndes A. Smith, PRESIDENT


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